Exhibit 10(x)




AMENDED SPLIT DOLLAR AGREEMENT

This agreement made this 26th day of August 1993, by and between South Boston Savings Bank (the "Corporation"); and Stephen P. McNulty (the "Employee");

WITNESSETH:

WHEREAS, the Employee is a valuable and experienced employee of the Corporation, and

WHEREAS, the parties desire to established a split-dollar life insurance plan in order to provide insurance protection and related benefits for the benefit of the Employee.

NOW THEREFORE, in consideration of the services heretofore rendered and to be rendered by the Employee and of the mutual covenants contained herein, the parties hereby agree as follows:

1. PURCHASE OF POLICY. Guardian Life Insurance Company, New York, NY, (the "Insurer") has issued a life insurance policy on the life of the Employee in the face amount of $100,000 (the "Policy").

2. OWNERSHIP OF THE POLICY. The Employee shall be the owner of the Policy and may exercise all rights of ownership with respect to the Policy except as otherwise hereinafter provided; notwithstanding the foregoing, the Employee shall be permitted to borrow from the Policy only to the extent that the cash value of the Policy exceeds the amount payable to the Corporation under subparagraph (b) of paragraph 5 thereof.

3. PAYMENT OF PREMIUMS ON POLICY. The Corporation agrees to remit to the Insurer the excess, if any, of the gross premium over the employee's payment. The employee's payment is defined as an amount that has been determined in such a way so as to reduce the employee's taxable income from the policy to zero.

4. COLLATERAL ASSIGNMENT FOR BENEFIT OF CORPORATION. The Employee has executed and caused to be filed with the Insurer a collateral assignment of the Policy to the Corporation as security for the payment of premiums paid by the Corporation.

5. DISPOSITION OF POLICY PROCEEDS. Notwithstanding any beneficiary designation made on the Policy, the Corporation shall be entitled to the following amounts from the Policy:

(a) Death of Employee--At the Employee's death the Corporation shall be entitled to an amount equal to the total premiums paid by the Corporation to the Insurer, Less any indebtedness of the Corporation to the Insurer on the Policy.

(b) Termination of Agreement--In the event of the termination of this Agreement, the Corporation shall be entitled to receive an amount equal to the total premiums pay be it on the Policy as of the date of the termination of the Agreement, less any indebtedness of the Corporation to the Insurer on the Policy.

(c) Should the event described in subparagraph (b) above occur prior to the cash surrender value of the Policy being equal to or greater than the total amount of the premiums paid by the Corporation to the Insurer, the Employee shall have no obligation to pay the Corporation the difference.

6. TERMINATION OF AGREEMENT. The Agreement shall terminate on the occurrence of any of the following events:

(a) Written notice given by the Employee to the Corporation;

(b) The termination of the Employee's services with the Corporation, voluntarily by the Employee, other than because of retirement after age 55 or disability (as defined below), or involuntarily "for Cause". "Termination for Cause" shall be defined in any employment agreement between the Employee and the Corporation or, in the absence of such an agreement, shall mean the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform material stated duties, or willful violation of any criminal law (other than traffic violations or similar offenses) or of any final cease-and-desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings bank industry in Massachusetts. The Employee's services will be considered to have terminated because of disability if the Employee qualifies for benefits under the long-term disability plan sponsored by the Corporation or the Bank that is applicable to the Employee at the time the Employee's services terminate, or

(c) The later of the Employee's attainment of age 65 or the termination of the Employee's employment.

7. DISPOSITION OF POLICY ON TERMINATION OF AGREEMENT. If this Agreement is terminated under any subsection of paragraph Six, the Employee shall have 30 days from the date of the event causing such termination in which to pay the Corporation an amount equal to that which is payable to the Corporation under subparagraph (b) of paragraph Five hereof. Upon payment of such amount to the Corporation the collateral assignment described under paragraph Four of this Agreement shall be terminated and the Employee shall be entitled to receive from the Corporation a release thereof. In the event the Employee does not pay the Corporation the amount that is due the Corporation upon termination of the Agreement within 30 days, as stated above, the Corporation may elect to keep the Policy in force and the Employee shall transfer the ownership of the Policy to the Corporation, upon written request.

8. INCLUDABLE INCOME. The Employee shall be responsible for all federal, state and local income and withholding taxes with respect to any amount includable in his gross income for income tax purposes as a result of the Agreement.

9. NAMED FIDUCIARIES AND PLAN ADMINISTRATOR. The President and Treasurer of the Corporation are hereby designated the "Named Fiduciaries" until resignation or removal by the Corporation's Board of Directors. The Named Fiduciaries shall be responsible for the management, control and administration of the Split Dollar Plan as established herein. The Named Fiduciaries may allocate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

10. FUNDING. The funding policy for the Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

11. CLAIMS PROCEDURE. Claim forms or claim information as to the subject policy can be obtained by contacting: Business Planning Associates, Inc., 260 Franklin Street, Boston, MA 02110.

12. LIABILITY OF LIFE INSURANCE COMPANY. It is understood by the parties hereto that in issuing policies of insurance pursuant to this agreement, the Insurer shall not be bound to inquire into or take notice of any of the covenants herein contained as to the Policy, or as to the application of the proceeds of the Policy. Upon the death of the Employee, the Insurer shall be discharged from all liability on payment of the proceeds in accordance with the Policy provisions without regard to this Agreement or any amendment hereto.

13. AMENDMENTS. Amendments may be made to this Agreement by a writing signed by each of the parties and attached thereto.

14. AGREEMENT BINDING UPON PARTIES. This Agreement shall bind the Employee and the Corporation, their heirs, successors personal representatives and assigns.

15. NO RIGHT TO EMPLOYMENT; GOVERNING LAW.

(a) No provision in this Agreement shall be construed to confer upon the Employee the right to be employed by the Corporation, or to interfere in any way with the right and authority of the Corporation either to increase or decrease the compensation of the Employee at any time, or to terminate any employment or other relationship between the Employee and the Corporation.

(b) This Agreement is executed pursuant to and shall be governed by the laws of the Commonwealth of Massachusetts, but not including the choice of law rules thereof.

IN WITNESS WHEREOF, the parties have set their hands and seals, the Corporation by its duly authorized officer, on the day and year above written.


WITNESS                                     SOUTH BOSTON SAVINGS BANK


/s/ Robert H. Miles                         By:/s/ David L. Smart
                                         Title:    Treasurer


                                               /s/ Stephen P. McNulty
                                                   Employee